UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

[¶40.501] Information Required in Information Statement

Reg. §240.14c-101.

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Kent Financial Services, Inc.
(Name of Registrant As Specified In Its Charter)

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KENT FINANCIAL SERVICES, INC.

376 Main Street

PO Box 74

Bedminster, New Jersey 07921

908-234-0078

July 18, 2007

Dear Fellow Stockholders:

I am writing to inform our stockholders that our board of directors and the holder of a majority of our outstanding shares have approved an amendment to Kent Financial Services, Inc.’s (“Kent”) articles of incorporation to opt out of the anti-takeover provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes which regulate the acquisition of a controlling interest in the company. The board believes that repealing these provisions will provide Kent and its stockholders greater flexibility in completing future acquisitions or sales of shares of stock of the company.

The attached information statement contains a more detailed description of the amendment and I encourage you to read it thoroughly.

Sincerely,

BRYAN P. HEALEY, CPA
Chief Financial Officer and Secretary

KENT FINANCIAL SERVICES, INC.

Information Statement

This information statement is being furnished to our stockholders for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934 and the related rules and regulations. Our board of directors and the holder of a majority of our outstanding shares have approved the proposed amendment to our articles of incorporation. Accordingly, your consent is not required and is not being solicited in connection with this action. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Proposed Amendment to the Articles of Incorporation

Our articles of incorporation, or articles, currently provide that Kent Financial Services, Inc. (“Kent” or the “Company”) is governed by Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes (“NRS”) regarding the acquisition of a controlling interest in the Company. Our board of directors has approved an amendment to our articles opting us out of these anti-takeover provisions. The board believes that opting out of these provisions will provide the Company and its stockholders with greater flexibility in participating in certain business transactions including acquisitions or sales of shares by facilitating the sale of a controlling interest in the Company. The following is the text of the amendment:

“Article XIII

Acquisitions of Controlling Interest and

Combinations with Interested Stockholders

The Corporation expressly elects not to be governed by Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision, regarding acquisition of controlling interest.

Further, the Corporation expressly elects to be governed by Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision, regarding combinations with interested stockholders.”

Description of the Amendment

Our current articles expressly provide that the anti-takeover provisions of Sections 78.378 to 78.3793, inclusive, of the NRS will apply to Kent. Absent this language, these provisions would likely not apply to Kent because, by its terms, the statute only applies to companies with significant business in the State of Nevada. The NRS allows us to opt out these provisions by amending the articles as described above. The provisions suspend the voting rights of the

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“control shares” of a stockholder who acquires 20% or more of a company’s shares entitled to be voted in the election of directors. The voting rights of the control shares generally remain suspended until such time as the disinterested stockholders of the company vote to restore the voting power of the acquiring stockholder. The amendment to our articles would remove this impediment to the acquisition of a significant stake in the Company by allowing a purchaser to gain full voting rights for the acquired shares.

The remaining anti-takeover provisions of current Article XIII of our articles restricting the Company from engaging in any business combination such as a merger, consolidation, or sale of substantially all of our assets, with an interested stockholder (NRS Sections 78.411 to 78.444, inclusive) will not be repealed by the proposed amendment and will remain in effect.

Approval of the Amendment

On June 25, 2007, our board of directors, believing it to be in the best interests of Kent and our stockholders, approved the proposed amendment to our articles of incorporation to opt out of the provisions of Sections 78.378 to 78.3793, inclusive, of the NRS. Nevada law permits the holders of a majority of our outstanding shares to approve the amendment by written consent without holding a meeting. To avoid the significant costs and delays associated with holding a meeting, our board elected to seek approval of the amendment by written consent of our majority stockholder. On June 25, 2007, Paul O. Koether, the beneficial holder of 1,538,689 shares of our common stock, which represented approximately 55.1% of the shares entitled vote on the amendment to the articles, consented in writing without a meeting to the amendment. As a result, no further votes are required.

Timing of the Amendment

The proposed amendment to the Company’s articles of incorporation will become effective upon filing of a certificate of amendment to our articles of incorporation with the Nevada Secretary of State. Pursuant to Rule 14c-2 under the Exchange Act, the proposed amendment may not be filed until twenty calendar days after the mailing of this information statement to our stockholders. We anticipate filing the amendment immediately following the expiration of the twenty-day waiting period. However, our board of directors retains discretion under Nevada law not to implement the amendment. If our board exercises this discretion, our articles will not change.

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Significant Stockholders

The following table lists the stock ownership of our directors and executive officers as of June 13, 2007.

Significant Stockholders(1)(2)	Shares		Percentage
Paul O. Koether 211 Pennbrook Road PO Box 97 Far Hills, NJ 07931	1,538,689	(3)	55.1%

William Mahomes, Jr. 900 Jackson Street Suite 540 Dallas, TX 75202	0		0.0%

Casey K. Tjang 510 Tallwood Lane Greenbrook, NJ 08812	0		0.0%

M. Michael Witte 1120 Granville Avenue, Suite 102 Los Angeles, CA 90049	2,000		0.1%

Qun Yi Zheng	76,000	(4)	2.7%

Marital Trust u/w/o Natalie I. Koether 211 Pennbrook Road Far Hills, NJ 07931	451,434		16.1%

Bryan P. Healey	22,744	(5)	0.8%

All directors and officers as a group	1,639,433		55.7%

1.	Unless otherwise indicated, we believe that all person’s names in the table have sole investment and voting power over the shares of common stock owned.

2.	Unless otherwise indicated, the address of each of the stockholders is c/o the address of the Company.

3.	Includes 53,106 shares held in Mr. Koether’s IRA. Also includes 451,434 shares owned by the Marital Trust u/w/o Natalie I. Koether. As trustee, Mr. Koether may be deemed to own these shares beneficially.

4.	Includes 66,000 shares subject to options currently exercisable or becoming exercisable within 60 days.

5.	Includes 700 shares held in Mr. Healey’s IRA. Also includes 22,044 shares beneficially owned by Mr. Healey’s spouse.

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Other Matters

Record Date

Our board of directors has fixed the close of business on June 13, 2007 as the record date for the determination of stockholders who are entitled to receive this information statement. There were 2,792,250 shares of our common stock issued and outstanding on the record date. We anticipate that this information statement will be mailed on or about July 18, 2007 to all stockholders of record as of the record date.

Cost of this Information Statement

The entire cost of furnishing this information statement will be borne by Kent. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement to the beneficial owners of our common stock held of record by them.

Dissenter’s Rights

Under Nevada law, stockholders are not entitled to dissenter’s or appraisal rights with respect to the proposed amendment to Kent’s articles of incorporation.

Interests of Certain Persons in or Opposition to Matters to be Acted Upon

Paul O. Koether, our chairman of the board, has an interest in the amendment to our articles because he is the beneficial owner of more than half of our outstanding shares. Without the proposed amendment to our articles, a purchaser of Mr. Koether’s shares would not have any right to vote the shares of stock purchased which would adversely affect Mr. Koether’s ability to sell his shares in a block if he chose to do so. The amendment to our articles would remove this impediment to the sale of shares by Mr. Koether by permitting a purchaser to gain full voting rights for the acquired shares. All our directors support and voted in favor of the amendment.

Where You Can Find More Information

We are subject to the information and reporting requirements of the Securities Exchange Act and in accordance with the Exchange Act, we file periodic reports, such as our annual report, and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

BRYAN P. HEALEY, CPA
Chief Financial Officer and Secretary

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